EXHIBIT 3.7

        DEAN HELLER
        SECRETARY OF STATE
[LOGO]  204 NORTH CARSON STREET, SUITE 1 CARSON
        CITY, NEVADA 89701-4299 (775) 684
        5708
        WEBSITE: SECRETARYOFSTATE.BIZ


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|                                                     |
|             Certificate of Amendment                |
|        (PURSUANT TO NRS 78.385 and 78.390)          |
|                                                     |
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                                              ABOVE SPACE IS FOR OFFICE USE ONLY

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.   Name of corporation: EDGETECH INTERNATIONAL, INC.



2. The articles have been amended as follows (provide article numbers, if available):

See attached Amended and Restated Articles of Incorporation.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     33,649,003 of 57,833,784=58.18%



4.   Effective date of filing (optional):


5.   Officer Signature (required):                     /s/ Lev Parnas, President

* IF ANY PROPOSED AMENDMENT WOULD ALTER OR CHANGE ANY PREFERENCE OR ANY RELATIVE OR OTHER RIGHT GIVEN TO ANY CLASS OR SERIES OF OUTSTANDING SHARES, THEN THE AMENDMENT MUST BE APPROVED BY THE VOTE, IN ADDITION TO THE AFFIRMATIVE VOTE OTHERWISE REQUIRED, OF THE HOLDERS OF SHARES REPRESENTING A MAJORITY OF THE VOTING POWER OF EACH CLASS OR SERIES AFFECTED BY THE AMENDMENT REGARDLESS OF LIMITATIONS OR RESTRICTIONS ON THE VOTING POWER THEREOF.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.


                 (must not be later than 90 days after the certificate is filed)


This form must be accompanied by appropriate fees.

                                 Nevada Secretary of State AM 78.385 Amend 2003
                                                           Revised on: 09/29/05

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          EDGETECH INTERNATIONAL, INC.

                                    ARTICLE I
                                      NAME

         The name of the corporation is:

                           EDGETECH INTERNATIONAL, INC.

                                   ARTICLE II
                                      STOCK

         The corporation shall have authority to issue in the aggregate 260,000,000 shares of stock. Such shares shall be divided into two classes as follows:

         (a) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share.

         (b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. The shares of said preferred class may be divided into and issued in series, and authority is hereby vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide or issue any part or all of such preferred class into any number of series and to fix, determine, or amend the relative rights and preferences for the shares of any series so established that is wholly un-issued.

         Within any limits stated in these articles or in the resolution of the Board of Directors establishing a series, the Board of Directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number or shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.

         Pursuant to NRS 78.2055, the corporation may decrease the number of issued and outstanding shares of a class or series held by each stockholder thereof at the effective time of the change without correspondingly decreasing the authorized number of shares authorized in the corporation's Articles of Incorporation if the Board of Directors of the corporation adopts a resolution so providing and the decrease shall not require:

         (i) the approval of the stockholders holding the affected class or series; or
         (ii) the approval of the stockholders holding shares of any other class or series with rights or preferences that would be adversely altered or changed by the decrease in the number of issued and outstanding shares of the affected class or series.

                                   ARTICLE III
                                CUMULATIVE VOTING

         Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

                                   ARTICLE IV
                                PREEMPTIVE RIGHTS

         No shareholder of this corporation shall have, as such holder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with this corporation.

                                    ARTICLE V
                                    DIRECTORS

(a) The Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such Bylaws.

(b) To the fullest extent permitted by NRS Chapter 78 as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.


         Executed this 8th day of May, 2006.

                                                     /s/ Lev Parnas
                                                     ---------------------------
                                                     Lev Parnas, President


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